Exhibit 10.15

January 1, 2003

Cygne Designs, Inc.

1410 Broadway

New York, NY 10018

Gentlemen:

Reference is made to the Revolving Credit and Security Agreement entered into between you and the undersigned as Agent, dated May 11, 2001, as the same may have been amended and supplemented from time to time (the “Credit Agreement”). In connection therewith, a Factoring Agreement was entered into between us as of that date (the “Factoring Agreement”). All capitalized terms not defined herein shall have the meaning given such terms in the Credit Agreement.

This will confirm our understanding and agreement that effective as of January 1, 2003 (the “Effective Date”) we shall no longer be making committed loans and advances to you pursuant to the terms of the Credit Agreement, but rather we have agreed to amend and restate the Factoring Agreement so that all further loans and advances will be made pursuant to the terms thereof (the “Amended Factoring Agreement”).

Accordingly, as of the Effective Date, the Credit Agreement shall be deemed terminated except for Sections 4.1 through 4.20 of the Credit Agreement relating to the grant by you to us of a security interest in the Collateral to secure all Obligations and all definitions referred to in such Sections. In addition, all documents and instruments relating to the pledge of stock by you to us of your various subsidiaries and affiliates to secure the Obligations shall remain in full force and effect. All advances and other Obligations due and owing from you to us pursuant to the Credit Agreement shall be transferred to a separate factoring account to be maintained in accordance with the terms and conditions of the Amended Factoring Agreement (the “New Factoring Account”).

Except as herein specifically provided, no other changes in the terms and provisions of the Credit Agreement are intended or implied and for the avoidance of doubt, it is understood and agreed between us that all Obligations now owing to us pursuant to the Credit Agreement and all Obligations now or hereafter due from you to us in the New Factoring Account shall be secured by the Collateral, until such time as the Amended Factoring Agreement has been terminated and all Obligations have been indefeasibly paid to us in full.

We hereby waive any and all Events of Default relating to violations of the Fixed Charge Coverage Ratio for the fiscal quarters ending May 4, 2002, August 3, 2002 and November 2, 2002.

In consideration of the foregoing, you hereby acknowledge that: a) we have performed under the Credit Agreement in accordance with the terms and conditions thereof; b) the Obligations due and owing under the Credit Agreement which are being transferred to the Amended Factoring Agreement are due and owing in accordance with the terms thereof without setoff, recoupment or deduction; and c) you hereby generally release, forever discharge, and covenant not to sue us on account of any and all claims and demands whatsoever and rights of action, at law or in equity, of every kind and description, known or unknown, which you now have or ever had against us as a result of, or otherwise relating to, the Credit Agreement up to and including the Effective Date.

If the above sets forth our understanding and agreement, kindly so indicate by signing and returning the enclosed copy of this letter.

Very truly yours,

GMAC COMMERCIAL CREDIT LLC
By:

	Title:	Senior Vice President

READ AND AGREED TO:

CYGNE DESIGNS, INC.

By:
Roy E. Green
Its:	Vice President – Finance
Date:	12/30/02

GMAC COMMERCIAL CREDIT LLC

AMENDED AND RESTATED

FACTORING AGREEMENT

CYGNE DESIGNS, INC.

1410 Broadway

New York, New York

Effective as of January 1, 2003 (“Effective Date”), GMAC Commercial Credit LLC (“Factor”) and Cygne Designs, Inc. (“Client”) agree that Factor shall act as Client’s sole factor upon the following terms and conditions:

1.	COVERED SALES; SECURITY INTEREST

        (a)  Client hereby assigns and sells to Factor, as absolute owner, and Factor hereby purchases from Client, all Accounts, created on or after the Effective Date, which arise from Client’s sale of merchandise or rendition of services (the “Purchased Accounts”). Factor’s purchase of and acquisition of title to each Purchased Account will be effective as of the date of its creation and will be entered on Factor’s books when Client famishes Factor with a copy of the invoice evidencing such Purchased Account or electronically transmits to Factor the details of the invoice in accordance with Paragraph 8(a) hereof.

        (b)  Client hereby grants to Factor a continuing security interest in all of the Collateral as security for all Obligations.

2.	CUSTOMER CREDIT APPROVAL

Client shall submit to Factor the principal terms of each of Client’s Customers’ orders for Factor’s written credit approval. Factor may, in Factor’s discretion, approve in writing all or a portion of Client’s Customers’ orders, either by establishing a credit line limited to a specific amount for a specific Customer, or by approving all or a portion of a proposed purchase order submitted by Client. No credit approval shall be effective (a) unless in writing; (b) unless the goods are shipped or the services rendered within the time specified in Factor’s written credit approval or within forty-five (45) days after the approval is given, if no time is specified and (c) unless the assignment of the invoice evidencing the applicable Purchased Account is received by Factor within ten (10) business days from the date of such invoice. After the Customer has accepted delivery of the goods or performance of the services, Factor shall then have the Credit Risk (but not the risk of non-payment for any other reason), to the extent of the dollar amount specified in the credit approval, on all Purchased Accounts evidenced by invoices which arise from orders approved by Factor in writing except for those Purchased Accounts evidenced by invoices less than One Hundred Fifty Dollars ($150.00) and invoices evidencing charges for samples supplied to Client’s Customers. Factor shall have neither the Credit Risk nor the risk of non-payment for any other reason on Purchased Accounts arising from orders not approved by Factor in writing. Factor may withdraw Factor’s credit approval or withdraw or adjust a credit line at any time before Client delivers the goods or renders the services.

3.	PURCHASE PRICE OF PURCHASED ACCOUNTS; RESERVES

The purchase price of Purchased Accounts is the net face amount thereof less Factor’s commission. The term “net face amount” means the gross face amount of the invoice, less returns, discounts (which shall be determined by Factor where optional terms are given), anticipation reductions or any other unilateral deductions taken by Customers, and credits, and allowances to Customers of any nature. The purchase price will be credited to Client’s account and remitted to Client on the “Settlement Date” (hereinafter described). The Settlement Date for each Purchased Account on which Factor has the Credit Risk and which is not due from a department or chain store shall be three (3) business days after the day on which the payment of the Purchased Account is posted to Client’s account by Factor or becomes one hundred twenty (120) days past due, whichever is earlier. The Settlement Date for each Purchased Account on which Factor has the Credit Risk and which is due from a department or chain store shall be three (3) business days after the day on which (a) the payment of the Purchased Account is posted to Client’s account by Factor or (b) the Purchased Account is allowed as a claim under the United States Bankruptcy Code, whichever is earlier. The Settlement Date for all other Purchased Accounts shall be three (3) business days after the day on which the payment of the Purchased Account is posted to Client’s account by Factor. Factor may deduct, from the amount payable to Client on any Settlement Date, reserves for all Obligations then chargeable to Client’s account and Obligations which, in Factor’s sole judgment, may be chargeable to Client’s account thereafter (“Reserves”).

4.	ADVANCES; INTEREST; COMMISSIONS

        (a)  If client requests, Factor may, in Factor’s discretion, make payments to Client of the purchase price of Purchased Accounts in advance of the Settlement Date (“Advances”), subject to Factor’s right to withhold Reserves All amounts which Factor pays or makes available to Client or for Client’s account in excess of the purchase price of Purchased Accounts are loans and shall be chargeable to Client’s account when paid or made available to Client. Client agrees to use the Advances and loans if any, and the proceeds thereof, only for working capital purposes in the ordinary course of business.

        (b)  For Factor’s services. Factor shall charge to Client’s account:

                (i)  monthly, as of the last day of each month, interest on the average daily balance of all Advances and all other loans and amounts charged and chargeable to Client’s account hereunder (said Advances, loans and amounts being herein collectively called “Interest Bearing Obligations”) which are outstanding during such month at the Borrowing Rate; provided, however, that if the Interest Bearing obligations outstanding on each of five (5) or more days in any month exceed Fifty percent (50%) of the net face amount of outstanding Purchased Accounts less Reserves on such days, the average daily balance of the Interest Bearing Obligations in that month shall bear interest at the Overadvance Rate; provided further, that said interest rate shall not be less than six percent (6) per annum and shall in no event be higher than the highest rate permitted by New York law. Interest shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Interest Bearing Obligations shall bear interest at the Default Rate;

                (ii)  monthly, as of the 15th day of each month, a commission at the rate of five tenths of one percent (.50%) of the gross face amount of each invoice evidencing a Purchased Account created during such month on terms not exceeding 60 days (including dating), plus an additional one-quarter of one percent ( 1/4%) for each additional thirty (30) days or portion thereof of selling terms, provided, however, that if Client changes the terms of any invoice whether or not Factor consents to such change (it being understood that nothing in this provision diminishes Factor’s rights or Client’s obligations under any other provision hereof including but not limited to Paragraph 8), then the commission on the gross face amount of that invoice shall be the commission hereinabove set forth plus one-quarter of one percent ( 1/4%) for each thirty (30) days or portion thereof of such change. Factor’s commission on any invoice evidencing a Purchased Account shall not be less than Three Dollars ($3.00). However, the aggregate amount of Purchased Accounts with respect to which Client is obligated to pay commissions and which Client sells and assigns to Factor (“Volume”) shall not be less than $20,000,000 (“Minimum”) in each Contract Year (the twelve month period starting on January 1, of each year) during which this agreement is in effect, or the part of the last Contract Year during which this agreement is in effect if it is terminated before the end of a Contract Year (“Partial Last Year”). If the Volume in any Contract Year or Partial Last Year (if any) is less than the Minimum, Factor shall charge to Client’s account the difference (“Minimum Volume Charge”) between the commission on the Minimum and the commission on the Volume for the Contract Year or Partial Last Year, respectively. Factor shall compute the Minimum Volume Charge, if any, on a calendar quarterly basis and charge Client’s account therefor for each calendar quarter in the month following the end of such calendar quarter, or in the month following the effective date of termination of this agreement in the case of a Partial Last Year; and

                (iii)  all charges for wire transfers.

5.	MATURED FUNDS

On the last day of each month, Factor shall credit Client’s account with interest at the Matured Funds Rate in effect during such month on the average daily balance during such month of any amounts payable by Factor to Client hereunder (as confirmed by Factor by appropriate credit to Client’s account with Factor) which are not drawn by Client on the Settlement Date, while held by Factor after the Settlement Date.

6.	CHARGES; BALANCES

Factor may charge to Client’s account all Obligations. Unless otherwise specified, all Obligations shall be payable on demand. Recourse to security will not be required at any time. All credit balances or other sums at any time standing to Client’s credit and all Reserves on Factor’s books, and all of Client’s property in Factor’s possession at any time or in the possession of any parent, affiliate or subsidiary of Factor or on or in which Factor or any of them have a lien or security interest, may be held and reserved by Factor as security for all Obligations. Factor will account to Client monthly and each monthly accounting statement will be fully binding on Client and will constitute an account stated, unless, within thirty (30) days after such statement is mailed to Client or within thirty (30) days after the mailing of any adjustment thereof Factor may make, Client gives Factor specific written notice of exceptions.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS

Client hereby represents, warrants and covenants that:

        (a)  Client has good title to the Collateral, including without limitation, the Purchased Accounts, free of any encumbrance except in Factor’s favor; each Purchased Account is a bona fide, enforceable obligation created by the absolute sale and delivery of goods or the rendition of services in the ordinary course of business; Client’s Customer is unconditionally obligated to pay at maturity the full amount of each Purchased Account without defense, counterclaim or offset, real or alleged; all documents in connection therewith are genuine; and at the time of shipment Client reasonably believes the customer will accept the goods or services without alleging any Dispute.

        (b)  Client’s exact legal name is as set forth on the signature page of this agreement. Client shall not change Client’s legal name unless Factor shall have received not less than forty-five (45) days prior written notice of such proposed change. Client has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any entity, or acquired any of its property or assets out of the ordinary course of business, except as set forth on Schedule 7(b).

        (c)  Client is an organization of the type and organized in the jurisdiction set forth on Schedule 7(c). Schedule 7(c) accurately sets forth Client’s organizational identification number or accurately states that Client has none and accurately sets forth Client’s federal employer identification number. Client shall not change Client’s organizational identification number (or if Client does not have an organizational identification number, Client shall not acquire one), or change Client’s type of organization, jurisdiction of organization or other legal structure unless Factor shall have received not less than forty-five (45) days prior written notice of such proposed change.

        (d)  Client’s chief executive office and mailing address and Client’s Records concerning Accounts or other Receivables are located only at the address identified as such on Schedule 7(d), and Client’s only other places of business and the only other locations of Collateral, if any, are the addresses set forth on Schedule 7(d). Schedule 7(d) correctly identifies any of such locations which are not owned by Client and sets forth the owners and/or operators thereof. Client shall not change Client’s chief executive office, mailing address or any location of Collateral unless Factor shall have received not less than forty-five (45) days prior written notice of such proposed change.

        (e)  Client shall furnish to Factor, and Client shall cause all corporate guarantors of the Obligations, if any, to furnish to Factor monthly financial statements within thirty (30) days after the end of each month, quarterly financial statements within sixty (60) days after the end of each of Client’s fiscal quarters, and annual financial statements within ninety (90) days after the end of each of Client’s fiscal years, all in form and substance acceptable to Factor and certified by Client’s President or Chief Financial Officer, and reviewed, in the case of quarterly statements, and audited, in the case of annual statements, by an independent certified public accountant acceptable to Factor. Client shall also cause all individual guarantors of the Obligations, if any, to furnish to Factor personal financial statements in form and substance acceptable to Factor within thirty (30) days after each anniversary of the Effective Date of this agreement. Client shall, at Client’s expense, furnish Factor with other financial and operational information requested by Factor from time to time. Factor may at all times have access to and inspect, audit and make abstracts from all of Client’s Records at Client’s expense.

        (f) Client shall promptly provide Factor with duplicate originals of all credits which Client issues to Client’s Customers or electronically transmit the details of such credits to Factor in a format acceptable to Factor, and, in either case, immediately notify Factor of any merchandise returns or Disputes. Client will settle all Disputes at no cost or expense to Factor; Factor’s practice is to allow Client a reasonable time to do so. Should Factor so elect, Factor may at any time in Factor’s discretion

(i) withdraw Client’s authority to issue credits to Client’s Customers without Factor’s prior written consent; (ii) litigate Disputes or settle them directly with the Customers on terms acceptable to Factor; or (iii) direct Client to set aside, identify as Factor’s property and procure insurance satisfactory to Factor on any Retained Goods. All Retained Goods (and the proceeds thereof) shall be (A) held by Client in trust for Factor as Factor’s property; and (B) subject to a security interest in Factor’s favor as security for the Obligations; and (C) disposed of only in accordance with Factor’s express written instructions.

        (g)  Factor’s Credit Risk, if any, on a Purchased Account shall immediately terminate without any action on Factor’s part in the event that (i) Client’s Customer asserts a Dispute (regardless of merit) as a ground for non-payment of the Purchased Account or returns or attempts to return the goods represented thereby; (ii) any warranty as to the Purchased Account is breached; or (iii) Client grants more extended terms or additional dating beyond Client’s maximum selling terms of 90 days on the Purchased Account without Factor’s prior written approval. Factor may charge to Client’s account at any time the gross face amount of any Purchased Account (or portion thereof) on which Factor does not then have the Credit Risk, together with interest thereon from the Settlement Date of such Purchased Account to the date of chargeback; such action on Factor’s part shall not be deemed a reassignment of such Purchased Account and will not impair Factor’s rights thereto or security interest therein, which will continue to be effective until this agreement is terminated and all Obligations are fully satisfied.

        (h)  CLIENT WILL NOT GRANT A SECURITY INTEREST OR TRANSFER ANY OTHER INTEREST IN ANY OF THE COLLATERAL OR IN ANY OF THE CLIENT’S INVENTORY TO ANYONE EXCEPT FACTOR WITHOUT FACTOR’S PRIOR WRITTEN CONSENT.

        (i)  CLIENT IS AND SHALL REMAIN IN COMPLIANCE WITH ALL APPLICABLE LAWS, REGULATIONS AND RULES.

        (j)  Client shall take all other actions requested by Factor from time to time to cause the attachment, perfection and first priority of, and Factor’s ability to enforce, Factor’s security interest in any and all of the Collateral. Client irrevocably and unconditionally authorizes Factor (or Factor’s agent) to file and ratifies the filing at any time and from time to time such financing statements with respect to the Collateral naming Factor or Factor’s designee as the secured party and Client as debtor, as Factor may require, and including any other information with respect to Client or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdictions as Factor may determine, and setting forth a notice that any disposition of any of the Collateral by Client without Factor’s prior written consent violates the rights of Factor, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Client agrees that the foregoing authorizations shall be irrevocable while this agreement remains in effect and thereafter until Factor has received final payment and satisfaction in full in immediately available funds of all Obligations. In no event shall Client at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Factor or Factor’s designee as secured party and Client as debtor.

        (k)  Upon Factor’s request, Client shall, at Client’s expense, duly execute and deliver, or shall cause to be duly executed and delivered, to Factor such further instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of Factor to effectuate the provisions and purposes of this agreement.

8.	INVOICING; PAYMENTS; RETURNS; NOTIFICATION

        (a)  Each of Client’s invoices and all copies thereof shall bear a notice (in form and substance satisfactory to Factor) that it is owned by and payable directly and only to Factor at locations designated by Factor. With respect to each such invoice, Client shall either (i) furnish Factor with a legible duplicate original of the invoice accompanied by a confirmatory assignment thereof, or (ii) electronically transmit to Factor the invoice details and an assignment schedule using a transmission format acceptable to Factor. Client’s failure to furnish such specific assignments shall not diminish Factor’s rights. Client shall procure and hold in trust for Factor and furnish to Factor at Factor’s request satisfactory evidence of each shipment and delivery or rendition of services. For invoices electronically transmitted to Factor, Client shall also (i) retain and furnish Factor at Factor’s request legible copies of sales schedules and registers, as well as duplicate originals of the invoices, and (ii) reproduce for Factor at Factor’s request any and all such electronic transmissions. Each invoice shall bear the terms stated on the Customer’s order, as submitted to Factor, whether or not the order has been approved by Factor, and no change from the original terms of the order shall be made without Factor’s prior written consent. Any such change not so approved by Factor shall automatically terminate Factor’s Credit Risk, if any, on the Purchased Account arising from Client’s performance of the order. Client will hold in trust for Factor and deliver to Factor any payments received from Client’s Customers in the form received, and hereby irrevocably authorizes Factor to endorse Client’s name on all checks and other forms of payment. Each payment made by a Customer shall first be applied to Purchased Accounts, if any, on which Factor has the Credit Risk, and the balance, if any, of such payment shall be applied to other Purchased Accounts due from such Customer. Client understands that Factor shall not be liable for any selling expenses, orders, purchases, contracts or taxes of any kind resulting from any of Client’s transactions, and Client agrees to indemnify Factor and hold Factor harmless with respect thereto, which indemnity shall survive termination of this agreement.

        (b)  Factor shall have the right to communicate with and instruct the Customers on Client’s Accounts, other Receivables and all other Collateral involving a payment obligation to make payments in respect thereof directly to Factor.

9.	TERMINATION

        (a)  This agreement shall remain in fall force and effect until terminated as follows:

                (i)  Factor may terminate this agreement at any time upon sixty (60) days prior written notice to Client. If not so terminated, this agreement shall remain in full force and effect unless Client gives Factor written notice of termination (by certified mail, return receipt requested) no less than sixty (60) days prior to and effective as of the second anniversary of the Effective Date and thereafter, no less than sixty (60) days prior to and effective as of the anniversary of the Effective Date in any year; or

                (ii)  If Client shall suspend business, sell all or a significant portion of Client’s assets, become insolvent or unable to pay debts as they mature, make an assignment for the benefit of creditors, or apply for an extension from creditors; or if a meeting of Client’s creditors is called; or if a receiver or trustee shall be appointed for Client or Client’s property; or if Client’s property shall become subject to any lien or attachment; or if a petition under the United States Bankruptcy Code shall be filed by or against Client; or if Client shall seek relief under any insolvency statute, federal, state or other; or if a custodian shall be appointed for all or substantially all of Client’s property; or if Client shall breach this agreement or any other agreement between Factor and Client; or if Client shall fail to pay any Obligation when due; or if any guaranty of the Obligations shall be terminated;

or if ownership or control of Client’s aggregate outstanding stock, stock equivalents and any other equity under the ownership or control of Bernard Manuel, Client’s Chief Executive Officer changes after the Effective Date; or if any other significant change in the identity of those in control of Client or any significant change in Client’s management occurs after the Effective Date; then in any of such events, Factor may terminate this agreement at any time without notice.

        (b)  On the effective date of termination all Obligations shall become immediately due and payable in full without further notice or demand. Factor’s rights with respect to Obligations owing to Factor, or chargeable to Client’s account, arising out of transactions having their inception prior to the effective date of termination, will not be affected by termination. Without limiting the foregoing, all of Factor’s security interests and other rights in and to all Collateral shall continue to be operative until such Obligations have been fully and finally satisfied or Client has given Factor an indemnity satisfactory to Factor.

10.	PLACE OF PAYMENT; NEW YORK LAW; FORUM SELECTION; WAIVER OF JURY TRIAL

        (a)  All Obligations shall be paid at Factor’s office in New York, New York.

        (b)  This agreement shall be governed by and construed according to the laws of the State of New York (without giving effect to its choice of law principles). All terms used herein, unless otherwise defined herein, shall have the meanings given in the UCC.

        (c)  Client agrees that all actions and proceedings arising out of or relating directly or indirectly to this agreement or any ancillary agreement or any other obligations shall be litigated in the United States District Court for the Southern District of New York or, at Factor’s option, in any other courts located in New York State or elsewhere as Factor may select, that such courts are convenient forums, and that Client submits to the personal jurisdiction of such courts. Client hereby consents to the service of process therein by registered or certified mail, return receipt requested, directed to Client at Client’s address set forth above, and Client agrees that service so made shall be deemed complete five (5) days after the date of mailing.

        (d)  BOTH CLIENT AND FACTOR WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

11.	REMEDIES; WAIVERS; LIMITATION OF LIABILITY

        (a)  Factor’s rights and remedies under this agreement will be cumulative and not exclusive of any other right or remedy Factor may have hereunder or under the UCC or otherwise. Without limiting the foregoing, if Factor exercises Factor’s rights as a secured party Factor may, at any time or times, without demand, advertisement or notice, all of which Client hereby waives, sell the Collateral, or any part of it, at public or private sale, for cash, upon credit, or otherwise, at Factor’s sole option and discretion, and Factor may bid or become purchaser at any such sale, free of any right of redemption which Client hereby waives. After application of all Collateral to Client’s Obligations (in such order and manner as Factor in Factor’s sole discretion shall determine), Client shall remain liable to Factor for any deficiency.

        (b)  Factor shall have the right, in Factor’s sole discretion, to determine which rights, liens, security interests or remedies Factor may at any time pursue, relinquish, subordinate, or modify or to take any other action and incur any costs or expenses with respect thereto and such determination will not in any way modify or affect any of Factor’s rights hereunder. Failure by Factor to exercise any right, remedy or option under this agreement or delay by Factor in exercising the same will not operate as a waiver; no waiver by Factor will be effective unless Factor confirms it in writing and then only to the extent specifically stated.

        (c)  Factor shall have no liability hereunder (i) for any losses or damages (including, without limitation, incidental, special, exemplary, punitive or consequential damages) resulting from Factor’s refusal to assume, or delay in assuming, the Credit Risk, or any malfunction, failure or interruption of communication facilities, or labor difficulties, or other causes beyond Factor’s control; or (ii) for indirect, special or consequential damages arising from accounting errors with respect to Client’s account with Factor. Factor’s liability for any default by Factor hereunder shall be limited to a refund to Client of any commission paid by Client during the period starting on the occurrence of the default and ending when it is cured or waived, or when this agreement is terminated, whichever is earlier. Except as prohibited by law. Client waives any right which it may have to claim or recover in any litigation with Factor any incidental, special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Client: (A) certifies that neither Factor nor any representative, agent or attorney acting for or on behalf of Factor has represented, expressly or otherwise, that Factor would not, in the event of litigation, seek to enforce any of the waivers provided for in this agreement or any of the Other Documents and (B) acknowledges that in entering into this agreement and the Other Documents, Factor is relying upon, among other things, the waivers and certifications set forth in this Paragraph 1l(c) and elsewhere herein and in the Other Documents.

12.	DEFINITIONS

As used herein:

        “Accounts” shall mean all of Client’s present and future rights to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card. Accounts shall include Purchased Accounts.

        “Advances” shall have the meaning set forth in Paragraph 4(a) hereof.

        “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus one-half of one percent ( 1/2%).

        “Bank” shall mean The Bank of New York, having its chief executive office in New York, New York, and its successors and assigns.

        “Borrowing Rate” for each month shall mean an interest rate per annum which is one percent (1%) in excess of the average Alternate Base Rate in effect during such month.

        “Collateral” shall mean and include:

        (a)  all Accounts;

        (b)  all General Intangibles;

        (c)  all of Client’s present and future right, title and interest in and to (i) all merchandise returned or rejected by Customers relating to or securing any of the Receivables (such returned or rejected merchandise, the “Retained Goods”); (ii) all additional amounts due to Client from any Customer relating to the Receivables; (iii) other property, including warranty claims, relating to any goods securing this agreement; (iv) all of Client’s contract rights, rights of payment which have been earned under a contract right, instruments (including, without limitation, all promissory notes), documents, chattel paper (including, without limitation, all tangible and electronic chattel paper), credit balances and other of Client’s property now or hereafter held or received by or in transit to Factor or any parent, affiliate or subsidiary of Factor; (v) any other goods, personal property or real property now owned or hereafter acquired in which Client has expressly granted a security interest or may in the future grant a security interest to Factor hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Factor and Client; and (vi) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

        (d)  all present and future supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including, without limitation, (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, Consignor, Consignee, mechanic, artisan lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (iv) if and when obtained by Client, all real and personal property of third parties in which Client has been granted a lien or security interest as security for the payment or enforcement of and including deposits by and property of Customers or other persons securing the obligations of Customers;

        (e)  to the extent not otherwise described above, all Receivables;

        (f)  all of Client’s ledger sheets, ledger cards, files, correspondence, Records, books of account, business papers, computers, computer software (whether owned by Client or in which it has an interest), computer programs, tapes, disks and documents relating to the property and rights described in subparagraphs (a), (b), (c), (d) or (e) above; and

        (g)  all proceeds and products of the property and rights described in subparagraphs (a), (b), (c), (d), (e) and (f) above in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including, without limitation, hazard, flood, business interruption and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

        “Contract Year” shall have the meaning set forth in Paragraph 4(b)(ii) hereof.

        “Credit Risk” shall mean the risk of loss resulting solely and exclusively from the financial inability of Client’s Customer to pay at maturity a Purchased Account.

        “Customer” shall mean and include the account debtor with respect to any Account or other Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Client, pursuant to which Client is to deliver any personal property or perform any services.

        “Default Rate” shall mean an interest rate per annum which is two percent (2%) in excess of the Borrowing Rate or the Overadvance Rate, as the case may be.

        “Dispute” shall mean any cause for nonpayment of a Purchased Account, including, without limitation, any alleged defense, counterclaim, offset, dispute or other claim whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence, except for financial inability of Client’s Customer to pay a Purchased Account at maturity.

        “Effective Date” shall mean the date set forth in the introductory paragraph hereto.

        “Event of Default” shall mean the occurrence of any of the events set forth in Paragraph 9(a)(ii) hereof.

        “Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a business day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

        “General Intangibles” shall mean and include all of Client’s general intangibles, whether now owned or hereafter acquired including, without limitation, all chosen in action, causes of action, patents, patent rights, patent applications, manufacturing procedures, quality control procedures, trademarks, service marks, service mark applications, goodwill (including, without limitation, any goodwill associated with any trademark or the license of any trademark), copyrights, works which are the subject matter of copyrights, rights in works of authorship, copyright registrations, inventions, trade secrets, formulas, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals and operating standards, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, Internet domain names, Internet domain name registrations, software and contract rights relating to software, all claims under guaranties, security interests or other security held by or granted to Client to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

        “Interest Bearing Obligations” shall have the meaning set forth in Paragraph 4(b)(i) hereof.

        “Inventory” means goods, other than farm products, which: (a) are leased by a person as lessor; (b) are held by a person for sale or lease or to be furnished under a contract of service; (c) are furnished by a person under a contract of service; or (d) consist of raw materials, work in process, or materials used or consumed in a business.

        “Matured Funds Rate” shall mean an interest rate per annum which is equal to the Prime Rate minus 3%.

        “Minimum” shall have the meaning set forth in Paragraph 4(b)(ii) hereof.

        “Minimum Volume Charge” shall have the meaning set forth in Paragraph 4(b)(ii) hereof.

        “Obligations” shall mean and include all loans, Advances, debts, liabilities, obligations, covenants, duties and amounts of any nature whatsoever, for which Client is now or hereafter obligated to Factor (or to any corporation that directly or indirectly controls or is controlled by or is under common control with Factor, including without limitation any parent, subsidiary and affiliate of Factor), of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether arising under this or any other present or future agreement or other documentation, or by operation of law or otherwise, now existing or hereafter arising (whether before or after the filing of any petition in bankruptcy by or against Client or the commencement of any other insolvency proceeding, including but not limited to an assignment for the benefit of creditors), including, without limitation, any debt, liability or obligation now or hereafter owing from Client to others, including without limitation any other present or future client(s) of Factor, which Factor may have obtained or may obtain, by purchase, assignment, participation or otherwise, and further including without limitation, all interest, charges or any other payments Client is required to make to Factor, together with all expenses and attorneys’ fees and costs chargeable to Client’s account or incurred by Factor in connection with Client’s account, whether provided for herein or in any such other agreement or documentation. Without limiting the foregoing, Obligations shall include the amounts of all Advances, loans, interest, commissions, customer late payment charges and bank related charges, costs, fees, expenses, taxes and all Purchased Accounts charged or chargeable to Client’s account hereunder.

        “Other Documents” shall mean, collectively, all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Client or any third party in connection with this agreement.

        “Overadvance Rate” for each month shall mean an interest rate per annum which is one and one-half percent (1 1/2%) in excess of the average Alternate Base Rate in effect during such month.

        “Prime Rate” shall mean the prime commercial lending rate of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.

        “Purchased Accounts” shall have the meaning set forth in Paragraph 1(a) hereof.

        “Receivables” shall mean all of the following of Client’s now owned or hereafter arising or acquired property: (a) all Accounts; (b) all amounts at any time payable to Client in respect of the sale or other disposition by Client or any Account or other obligation for the payment of money; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; and (d) all of Client’s payment intangibles and Client’s other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to Client, whether from the sale and lease of goods or other property, licensing of any property (including, without limitation, General Intangibles), rendition of services or from loans or advances by Client or to or for the benefit of any third person (including, without limitation, loans or advances to any of Client’s affiliates or subsidiaries) or otherwise associated with any of Client’s Accounts, inventory or General Intangibles (including, without limitation, chosen in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Client in connection with the termination of any employee benefit plan and any other amounts payable to Client from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Client is a beneficiary).

        “Records” shall mean, all of Client’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any Customer, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including, without limitation, any of Client’s rights with respect to the foregoing maintained with or by any other person).

        “Reports” shall have the meaning set forth in Paragraph 13(a) hereof.

        “Reserves” shall have the meaning set forth in Paragraph 3 hereof.

        “Retained Goods” shall have the meaning set forth in subparagraph (c) of the definition of Collateral set forth in Paragraph 12 of this agreement.

        “Settlement Date” shall have the meaning set forth in Paragraph 3 hereof.

        “Term” shall have the meaning set forth in Paragraph 9(c) hereof.

        “Trade Names” shall mean all trade names or styles, trademarks, divisions or other names under which Client conducts business.

        “UCC” shall mean the Uniform Commercial Code as in effect on the Effective Date in the State of New York.

        “Volume” shall have the meaning set forth in Paragraph 4(b)(ii) hereof.

13.	GENERAL

        (a)  Factor may charge to Client’s account, when incurred by Factor, the amount of reasonable legal fees (including, without limitation, fees, expenses and costs payable or allocable to attorneys retained or employed by Factor) and other costs, fees and expenses incurred by Factor in negotiating or preparing this agreement and any legal documentation required by Factor or requested by Client in connection with this agreement or any amendments or supplements thereof, or in enforcing Factor’s rights hereunder or in connection with the litigation of any controversy arising out of this agreement, or in protecting, preserving or perfecting Factor’s interest in, any Collateral, including without limitation all costs incurred or payable with respect to any Collateral, and the costs of all public record filings, appraisals and searches relating to any Collateral. Factor may also charge to Client’s account Factor’s then standard price for furnishing to Client or Client’s designees copies of any statements, records, files or other data (collectively “Reports”) requested by Client or them other than Reports of the kind furnished to Client and Factor’s other clients on a regular, periodic basis in the ordinary course of Factor’s business.

        (b)  This agreement cannot be changed or terminated orally and is for the benefit of and binding upon the parties and their respective successors and assigns except that Client may not assign or transfer any of Client’s rights or obligations under this Agreement without Factor’s prior written consent, and no such assignment or transfer of any such obligation shall relieve Client thereof unless Factor has consented to such release in a writing specifically referring to the obligation from which Client is to be released. This agreement, and any concurrent or subsequent written supplements thereto or amendments thereof signed by both of Factor and Client, represent the entire understanding of the parties and supersede all inconsistent agreements and communications, written or oral, between Client’s and Factor’s officers, employees, agents and other representatives.

        (c)  This agreement shall not be effective unless signed by Client below, and signed by Factor at the place for Factor’s acceptance.

        (d)  This agreement replaces and supersedes any and all prior factoring agreements in their entirety entered into between Client and Factor, including that certain Factoring Agreement between Client and Factor dated May 11, 2001, which has remained in continuous effect from May 11, 2001 until execution of this Amended and Restated Factoring Agreement. For avoidance of doubt, from and after the Effective Date, this Agreement shall govern all aspects of the factoring relationship between Client and Factor, including without limitation, the factoring of Receivables assigned to Factor prior to the Effective Date.

        IN WITNESS WHEREOF, each of Factor and Client has executed this agreement as of the Effective Date.

Very truly yours,

GMAC COMMERCIAL CREDIT LLC
By:

		Title:	Senior Vice President
		Address:	1290 Avenue of the Americas New York, New York 10104

AGREED TO on this 30th day of December, 2002.

ATTEST:	CYGNE DESIGNS, INC.

By:
Robert Parks		Roy E. Green
Assistant Secretary		Title:	Vice President – Finance
		Address:	1410 Broadway New York, New York 10018

AGREED TO on this 2nd day of January, 2003.

ACCEPTED at New York, New York, as of the above date.

GMAC COMMERCIAL CREDIT LLC
By:

Title: Senior Vice President

SCHEDULES TO

FACTORING AGREEMENT

between

GMAC COMMERCIAL CREDIT LLC

and

CYGNE DEISIGNS, INC.

Schedule 7(b)	—	Client’s Other Name(s) None (If none, so state)

Schedule 7(c)	—	Client Organizational Information
Organization Type: Corporation
Jurisdiction of Organization: Delaware
Organizational Identification Number: N/A
Federal Employer Identification Number: 04-284-3286

Schedule 7(d)	—	Chief Executive Office and Collateral Locations 1410 Broadway, New York, New York